EXHIBIT 10.26

Executive Retention Agreement

THIS EXECUTIVE RETENTION AGREEMENT by and among Tangoe, Inc. (the “Company”) and Christopher J. Mezzatesta (the “Executive”) is made as of March 22, 2012 (the “Effective Date”).  Except where the context otherwise requires, the term “Company” shall include each of Tangoe, Inc. and any of its present or future parent or subsidiary corporations.

WHEREAS, the Company desires to retain the services of the Executive and, in order to do so, is entering into this Agreement in order to provide compensation to the Executive in the event the Executive’s employment with the Company is terminated under certain circumstances;

WHEREAS, the Company also recognizes that the possibility of a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among key personnel, may deter key potential personnel from joining the Company and may result in the departure or distraction of key personnel to the detriment of the Company and its shareholders, and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to retain the Executive and to reinforce and encourage the continued employment and dedication of the Company’s key personnel without distraction from the possibility of a change in control of the Company and related events and circumstances.

NOW, THEREFORE, as an inducement for and in consideration of the Executive’s remaining in the Company’s employ, the Company agrees that the Executive shall receive the severance and other benefits set forth in this Agreement in the circumstances described below.

1.              Key Definitions.

See Annex A for a list of certain defined terms used herein.

2.              Term of Agreement.  This Agreement, and all rights and obligations of the parties hereunder, shall take effect upon the Effective Date and shall terminate upon the fulfillment by the Company of its obligations under this Agreement following a termination of the Executive’s employment (the “Term”).

3.              Employment Status; Termination of Employment.

3.1                               Not an Employment Contract.  The Executive acknowledges that this Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive as an employee and that this Agreement does not prevent the Executive from terminating employment at any time.

3.2                               Termination of Employment.

(a)                                 Any termination of the Executive’s employment by the Company or by the Executive (other than due to the death of the Executive) shall be communicated by a written notice to the other party hereto (the “Notice of Termination”), given in accordance with Section 7.  Any Notice of Termination shall:

(i)                                     indicate the specific termination provision (if any) of this Agreement relied upon by the party giving such notice,

(ii)                                  to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and

(iii)                               specify the Date of Termination (as defined below).

(b)                                 The effective date of an employment termination (the “Date of Termination”) shall be the close of business on the date specified in the Notice of Termination (which date may not be less than 15 days or more than 120 days after the date of delivery of such Notice of Termination, provided that the Company may require the Executive to refrain from working at his or her office during the notice period), in the case of a termination other than one due to the Executive’s death, or the date of the Executive’s death, as the case may be; provided, however, that if the Executive is resigning the Executive’s employment for other than Good Reason, the Company may elect to accept such resignation prior to the date specified in the Executive’s notice and the Date of Termination shall be the date the Company notifies the Executive of such acceptance.

(c)                                  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting any such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(d)                                 Any Notice of Termination for Good Reason given by the Executive must be given within 90 days of the occurrence of the event(s) or circumstance(s) that constitute(s) Good Reason.

4.              Benefits to Executive.

4.1                               Acceleration of Awards. Upon a Change in Control Date,

(a)                                 each outstanding option to purchase shares of the Company held by the Executive (to the extent not then currently exercisable) shall become immediately exercisable in full,

(b)                                 each outstanding restricted stock award held by the Executive shall be deemed to be fully vested and such vested shares will no longer be subject to any applicable right of repurchase or first refusal by the Company, and

(c)                                  each outstanding restricted share unit award held by the Executive shall be deemed to be fully vested and such vested shares shall be distributed to the Executive within five business days thereafter.

4.2                               Compensation.  If the Executive’s employment with the Company terminates during the Term, the Executive shall be entitled to the following benefits:

(a)                                 Termination Without Cause or Resignation for Good Reason.  If the Executive’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or the Executive resigns for Good Reason during the Term, then the Executive shall be entitled to the following benefits, subject to compliance, where applicable, with the requirements in 4.2(d) below regarding release of claims:

(i)                                     the Company shall pay to the Executive the following amounts:

(1)                                 in a lump sum in cash in the next regularly scheduled pay cycle following the Date of Termination or on such earlier date as applicable law requires, the sum of:

(A)  the Executive’s unpaid base salary and accrued but unused vacation pay, each through the Date of Termination,

(B) any final sales or similar commission payments in accordance with, and subject to the terms and conditions of the commission or similar plan then applicable to the Executive, and

(C)  the amount of any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon), provided that this clause (C) shall not cause accelerated payment of amounts subject to Section 409A if not provided for under the terms by which such amounts were or are deferred, in each case to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be hereinafter referred to as the “Accrued Obligations”); and

(2)                                 the Company shall pay or provide the greater of (x) 50% of the Executive’s highest annual base salary during the two fiscal year period prior to the Date of Termination and (y) 50% of the Executive’s then current annual base salary (such amount shall be hereinafter referred to as the “Severance Payment”), in a lump sum in cash in the next regularly scheduled pay cycle beginning following the Effective Release Date (as defined below).

(ii)                                  for 12 months after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, if and while the Executive and his or her family qualifies for and elects to participate in continuation health coverage under Code Section 4980B (“COBRA”), the Company shall pay the same percentage of the coverage premium during the COBRA coverage period as it pays for executives then actively employed with the same type of individual or family coverage, with payments beginning after the Effective Release Date, unless the Company’s providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case coverage will be made available at the Executive’s expense;

(iii)                               the vesting of each outstanding option, restricted share unit, restricted stock award or other equity award of the Company held by the Executive that is not fully vested on the Date of Termination shall accelerate by 6 months on the Date of Termination, such that such award shall be exercisable on and following the Date of Termination in accordance with its terms as if the Executive had completed a further 6 months of service to the Company as of the Date of Termination; and

(iv)                              to the extent not previously paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive following the Executive’s termination of employment under any plan, program, policy, practice, contract or agreement of the Company and its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)                                 Termination for Cause; Resignation Without Good Reason; Termination for Death or Disability.  If the Company terminates the Executive’s employment with the Company for Cause at any time, the Executive voluntarily resigns at any time for other than Good Reason, or if the Executive’s employment with the Company is terminated by reason of the Executive’s death or Disability, then the Company shall pay the Executive (or the Executive’s estate, if applicable), in a lump sum in cash within 30 days after the Date of Termination (or such earlier date as required by applicable law), the Executive’s unpaid base salary through the Date of Termination and shall pay to the Executive any final sales or similar commission payments in accordance with, and subject to the terms and conditions of the commission or similar plan then applicable to the Executive.  In addition, the Company shall comply with the terms of any plan or program under which the Executive previously deferred compensation and will timely pay or provide to the Executive (or the Executive’s estate, if applicable) the Other Benefits to which the Executive remains eligible under such terminations of employment.

(c)                                  Payments Subject to Section 409A.

(i)                                     Subject to this Section 4.2(c), payments or benefits under Section 4.2(a) shall begin only upon the date of a “separation from service” of the Executive (determined as set forth below) that occurs on or after the termination of the Executive’s employment.  The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under Section 4.2(a):

(1)                                 It is intended that each installment of the payments and benefits provided under Section 4.2(a) shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”).  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(2)                                 If, as of the date of the “separation from service” of the Executive from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 4.2(a).

(3)                                 If, as of the date of the “separation from service” of the Executive from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(A)                               Each installment of the severance payments and benefits due under Section 4.2(a) that will be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and

(B)                               Each installment of the payments and benefits due under Section 4.2(a) that is not described in Section 4.2(c)(i)(3)(A) and that would, absent this subsection, be paid within the six-month period following the “separation from service” of the Executive from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation Section 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following his taxable year in which the separation from service occurs.

(ii)                                  The determination of whether and when a separation from service of the Executive from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Section 4.2(c)(ii), “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(iii)                               All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (A) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (B) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (C) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (D) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(iv)                              Notwithstanding anything herein to the contrary, the Company shall have no liability to the Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

(d)                                 Release.  The obligation of the Company to provide the benefits to the Executive under Section 4.2(a) above is conditioned upon the Executive’s signing a release of claims in the form then provided by the Company (the “Employee Release”) and upon the Employee Release’s becoming effective (the “Effective Release Date”) in accordance with its terms within 60 days following the Date of Termination.  Any payments pursuant to Section 4.2(a) will be made as of the later of the first payroll beginning after the Effective Release Date and the period provided in Section 4.2(c), provided that if the 60 day deadline for the effectiveness of the Employee Release ends in the calendar year following the Date of Termination, then such payments and benefits will begin or be paid no earlier than January 1 of such subsequent calendar year.

4.3                               Taxes.

(a)                                 Notwithstanding any other provision of this Agreement, in the event that the Company undergoes a Change in Ownership or Control (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Section 280G(b)(1) of the Code) for the Executive.  For purposes of this Section 4.3, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b)                                 Notwithstanding the provisions of Section 4.3(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to the Executive (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes).  The override of such reduction in Contingent Compensation Payments pursuant to this Section 4.3(b) shall be referred to as a “Section 4.3(b) Override.”  For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c)                                  For purposes of this Section 4.3, the following terms shall have the following respective meanings:

(i)                                     “Change in Ownership or Control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii)                                  “Contingent Compensation Payment” means any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d)                                 Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments shall not be made until the determination, pursuant to this Section 4.3, of which Contingent Compensation Payments will be Eliminated Payments.  Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which of such payments and benefits constitute Contingent Compensation Payments and (ii) which shall be reduced or eliminated (the “Eliminated Payments”) so as to avoid the imposition of the tax contemplated by Section 4999 of the Code, with the total amount of such Eliminated Payments determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision.  If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 4.3 then the Contingent Compensation Payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax.  In no event shall the Company be liable to the Executive as a result of any factual or legal determination made by it pursuant to this Section 4.3.

(e)                                  The provisions of this Section 4.3 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

4.4                               Mitigation.  The Executive shall not be required to mitigate the amount of any payment or benefits provided for in this Section 4 by seeking other employment or otherwise. Further, the amount of any payment or benefits provided for in this Section 4 shall not be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company or otherwise.

5.              Disputes.

5.1                               Settlement of Disputes; Arbitration.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing in accordance with Section 7.1.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing in accordance with Section 7.1 and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim.  Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hartford, Connecticut, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

6.              Successors.

6.1                               Successor to the Company.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as defined above and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement, by operation of law or otherwise, except where the context otherwise requires.

6.2                               Successor to Executive.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive should die while any amount would still be payable to the Executive or the Executive’s family hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive’s estate.

7.              Notice.

7.1                               All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, or (ii) prepaid via a reputable nationwide overnight courier service, in each case addressed to:

the Company, at:

Tangoe, Inc.

35 Executive Boulevard

Orange, Connecticut 06477

Attn:  Chair of Compensation Committee and General Counsel

and to the Executive at the Executive’s address indicated on the personnel records of the Company (or to such other address as either the Company or the Executive may have furnished to the other in writing in accordance herewith).

7.2                               Any such notice, instruction or communication shall be deemed to have been delivered five business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent via a reputable nationwide overnight courier service. Either party may give any notice, instruction or other communication hereunder using any other means, but no such notice, instruction or other communication shall be deemed to have been duly delivered unless and until it actually is received by the party for whom it is intended.

8.              Miscellaneous.

8.1                               Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

8.2                               Governing Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Delaware, without regard to conflicts of law principles.

8.3                               Waivers.  No waiver by the parties at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the other shall be deemed a waiver of that or any other provision at any subsequent time.

8.4                               Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall constitute one and the same instrument.

8.5                               Tax Withholding.  Any payments provided for hereunder shall be paid reduced by any applicable tax withholding required under federal, state or local law.

8.6                               Entire Agreement.  This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.  Except for the provisions of Sections 4.1 and 4.2 hereof, nothing in this Agreement shall modify, amend or alter, in any manner, any stock option, stock restriction or other equity incentive arrangement or any non-disclosure, non-competition, non-solicitation, assignment of invention, or any similar agreement, to which the Executive is a party.  Executive shall not be entitled to any severance or similar benefits in excess of the benefits the Executive is owed under this Agreement.  To the extent that, at the time of the Executive’s termination of employment, any laws or regulations of the United States or of any state thereof would provide for the payment of severance or a similar benefit in addition to, or in excess of, the amounts the Executive would otherwise be owed under this Agreement, the benefits to which the Executive is owed under this Agreement shall be reduced to an amount such that the sum of such reduced amount and the amount the Executive is entitled to receive pursuant to any such laws or regulations is equal to the amount that would have been payable under this Agreement but for the operation of this sentence.

8.7                               Amendments.  This Agreement may be amended or modified only by a written instrument executed by the Company and the Executive.

8.8                               Executive’s Acknowledgements.  The Executive acknowledges that the Executive (a) has read this Agreement; (b) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (c) understands the terms and consequences of this Agreement; and (d) understands that the Company’s outside and in-house counsel are acting as counsel to the Company in connection with the transactions contemplated by this Agreement, and are not acting as counsel for the Executive.

8.9                               Award Transfers.  All references in this Agreement to options, restricted share units, restricted stock awards, other equity awards or any other awards of the Company (collectively, “Awards”), and all provisions related to such Awards and the benefits obtained by the Executive with respect to the treatment of such Awards, shall be deemed to apply equally to: (i) Awards held directly by the Executive and (ii) Awards transferred by the Executive to permitted transferees under the terms of such Awards, including, without limitation, Awards transferred by the Executive to any immediate family member, family trust, family partnership or family limited liability company established solely for the benefit of the Executive and/or an immediate family member of the Executive; such that, without limiting the generality of the foregoing, all rights and benefits of and to the Executive arising from or relating to the treatment of such Awards under the terms of this Agreement shall be deemed to apply equally to any such Awards transferred to and held by such permitted transferees, including, without limitation, all rights and benefits relating to the acceleration of vesting of Awards.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first set forth above.

TANGOE, INC.

Date	By:
Title:

EXECUTIVE

Date	Name: Christopher J. Mezzatesta

Annex A

As used herein, the following terms shall have the following respective meanings:

1.                                      “Cause” means:

(a)                                 the Executive’s willful and continued failure to substantially perform the Executive’s reasonable assigned duties (other than any such failure resulting from incapacity due to physical or mental illness or any failure after the Executive gives Notice of Termination for Good Reason), which failure is not cured within 30 days after a written demand for substantial performance is received by the Executive from the Board which specifically identifies the manner in which the Board believes the Executive has not substantially performed the Executive’s duties; or

(b)                                 the Executive’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company.

For purposes of this definition, no act or failure to act by the Executive shall be considered “willful” unless it is done, or omitted to be done, in bad faith and without reasonable belief that the Executive’s action or omission was in the best interests of the Company.

2.                                      “Change in Control” means an event or occurrence set forth in any one or more of subsections (a) through (d) below:

(a)                                 the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership of any capital stock of the Company (or any successor thereto) if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) 50% or more of either (x) the then-outstanding shares of common stock of the Company (or any successor thereto) (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then-outstanding securities of the Company (or any successor thereto) entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company (or any successor thereto) (excluding an acquisition pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company (or any successor thereto), unless the Person exercising, converting or exchanging such security acquired such security directly from the Company (or any successor thereto) or an underwriter or agent of the Company (or any successor thereto)), (ii) any acquisition by the Company (or any successor thereto), (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company (or any successor thereto) or any corporation controlled by the Company (or any successor thereto), or (iv) any acquisition by any corporation pursuant to a transaction that complies with clauses (i) and (ii) of subsection (c) of this definition; or

(b)                                 such time as the Continuing Directors (as defined below) do not constitute a majority of the Board, where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the date of the execution of this Agreement or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(c)                                  the consummation of a merger, consolidation, reorganization, recapitalization or statutory share exchange involving the Company (or any successor thereto) or a sale or other disposition of all or substantially all of the assets of the Company (or any successor thereto) in one or a series of transactions (a “Business Combination”), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (i) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company (or any successor thereto) or substantially all of the assets of the Company (or any successor thereto) either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the “Acquiring Corporation”) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; and (ii) no Person (excluding the Acquiring Corporation or any employee benefit plan (or related trust) maintained or sponsored by the Company (or any successor thereto) or by the Acquiring Corporation) beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(d)                                 approval by the Board of a complete liquidation or dissolution of the Company (or any successor thereto).

To the extent applicable to compensation covered by Section 409A, the Change in Control must also satisfy the requirements of Treas. Reg. § 1.409A-3(a)(5) to accelerate payment of compensation.  In no event will the Company’s initial public offering be treated as a Change in Control.

3.                                      “Change in Control Date” means the date during the Term (as defined in Section 2) on which a Change in Control is consummated.

4.                                      “Code” means the Internal Revenue Code of 1986, as amended.

5.                                      “Disability” means the Executive’s absence from the full-time performance of the Executive’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive’s legal representative.

6.                                      “Good Reason” means the occurrence, without the Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below.  Notwithstanding the occurrence of any such event or circumstance, such occurrence shall not be deemed to constitute Good Reason if, within 30 days of the Notice of Termination (as defined in Section 3.2(a)) given by the Executive in respect thereof, such event or circumstance has been fully cured.  If the Company does not fully correct such event or circumstance during this 30-day period, the Notice of Termination for Good Reason given by the Executive shall become effective, and the Executive’s employment will end within 30 days thereafter.

(a)                                 a material diminution in the Executive’s authority, duties or responsibilities in effect as of the Effective Date;

(b)                                 a material diminution in the Executive’s base salary as in effect on the Effective Date or as the same was or may be increased thereafter from time to time except to the extent that such reduction affects all executive officers of the Company and its subsidiaries to a comparable extent;

(c)                                  a material change by the Company in the geographic location at which the Executive performs the principal duties for the Company; or

(d)                                 any action or inaction by the Company that constitutes a material breach of this Agreement.